Subsidiary	Jurisdiction of Formation	Foreign Qualification(s)
Heraea Vegas, LLC	Nevada	N/A
JEC II, LLC	New York	N/A
Little West 12th LLC	Delaware	New York
MPD Space Events, LLC	New York	N/A
One 29 Park Management, LLC	New York	N/A
One 27 Roof, LLC	New York	N/A
One Marks, LLC	Delaware	N/A
Asellina Marks, LLC	Delaware	N/A
STK Midtown Holdings, LLC	New York	N/A
STK Midtown, LLC	New York	N/A
STKOUT Midtown, LLC	New York	N/A
WSATOG (Miami), LLC	Delaware	Florida
STK Miami, LLC	Florida	N/A
STK Miami Service, LLC	Florida	N/A
STK DC, LLC	Delaware	Washington D.C.
STK – LA, LLC	New York	N/A
Bridge Hospitality, LLC	California	N/A
STK Atlanta, LLC	Georgia	N/A
STK – Las Vegas, LLC	Nevada	N/A
Xi Shi Las Vegas, LLC	Nevada	N/A
T.O.G. (UK) Limited	United Kingdom	N/A
Hip Hospitality Limited	United Kingdom	N/A
T.O.G. Aldwych Limited	United Kingdom	N/A
CA Aldwych Limited	United Kingdom	N/A
One Atlantic City, LLC	New Jersey	N/A
One TCI, Ltd.	Turks and Caicos Islands	N/A
ONE - LA, L.P.	New York	N/A
BBCLV, LLC	Nevada	N/A